Exhibit 10.1

EXECUTION COPY

REIMBURSEMENT AND INDEMNITY AGREEMENT

between

CASCADE NATURAL GAS CORPORATION

and

MBIA INSURANCE CORPORATION

regarding

$30,000,000

Cascade Natural Gas Corporation

5.25% Insured Quarterly Notes (IQ NotesSM)

Due February 1, 2035

Dated as of January 25, 2005

ii

REIMBURSEMENT AND INDEMNITY AGREEMENT

THIS REIMBURSEMENT AND INDEMNITY AGREEMENT (this “Agreement”) dated as of January 25, 2005 is entered into by and between CASCADE NATURAL GAS CORPORATION, a corporation, duly organized under the laws of the State of Washington, as issuer (the “Issuer”) and MBIA INSURANCE CORPORATION, a stock insurance corporation, duly organized and existing under the laws of the State of New York (“MBIA”).  Capitalized terms not otherwise defined shall have the meanings ascribed thereto in Article I of this Agreement.

RECITALS:

1.                                       Cascade Natural Gas Corporation (the “Issuer”) is a corporation duly organized and existing under the laws of the State of Washington;

2.                                       The Issuer intends to issue certain fixed rate notes (the “Notes”) under the Indenture and has asked MBIA to issue a financial guaranty insurance policy (the “Policy”) insuring certain payments of principal and interest on the Notes without regard to any acceleration of the time of payment of the Notes;

3.                                       The Notes are being issued for the purpose of repaying short-term debt;

4.                                       MBIA has agreed, pursuant to the terms of the MBIA Commitment, to deliver the Policy to the Trustee, but has required that the Issuer undertake certain obligations hereunder in connection therewith; and

5.                                       This Agreement is entered into in order to set forth certain representations, warranties, covenants and other agreements of the Issuer and to evidence and secure the Issuer’s obligation (a) to reimburse MBIA for any payment made by MBIA under the Policy and as provided herein and (b) to indemnify or reimburse MBIA for certain amounts as more fully set forth herein.

In consideration of the premises and the mutual promises set forth below, MBIA and the Issuer agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall, for all purposes of this Agreement, have the meanings herein specified, to be equally applicable to both the singular and plural forms of any of the terms herein defined.  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

“Agreement” means this Reimbursement and Indemnity Agreement dated as of January 25, 2005, including any amendments or any supplements hereto as herein permitted.

“Assets” means the total amount of all assets as shown on the audited consolidated balance sheet contained in the latest audited financial statements of the Issuer.

“Asset Sale” means any asset sale other than (a) the sale or other disposition in the normal course of business, (b) the sale of accounts receivable and other receivables, (c) the sale of capital stock of a Subsidiary other than a Material Subsidiary; or (d) dispositions pursuant to requirements of law or regulatory mandate or order.

 “Authorized Officer” means, with respect to the Issuer, the Chief Executive Officer, the Chief Financial Officer any Vice President and any other individual authorized by the Issuer’s Articles of Incorporation or By-Laws to perform the act or sign the document in question.

 “Business Day” means any day other than (a) a Saturday or Sunday, (b) a State legal holiday or (c) any day which shall be in the city in which the Trustee, the Tender Agent, the Issuer or MBIA is located, a legal holiday or a day on which banks in any of such cities are required or authorized by law or other government action to close.

“Consolidated Net Worth” means the total of the amounts shown on the consolidated balance sheet of the Issuer and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as (i) the stated value of all outstanding common stock plus (ii)  paid-in capital plus (iii) any accumulated other comprehensive income plus (iv) any retained earnings.

“Debt” means all indebtedness of the Issuer for borrowed money evidenced by a note, bond, debenture or similar instrument or other securities or guarantees by the Issuer (without duplication) of any thereof, but excluding any capital lease obligations related to or pursuant to statute, code or a like mechanism whereby the Issuer conveys to and leases from a governmental authority real property and/or improvements.

“Equity” means total common shareholders’ equity computed in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Indenture” means the Indenture dated as of August 1, 1992 between the Issuer and the Trustee relating to the Notes, as amended and supplemented including as supplemented by the First Supplemental Indenture dated as of October 25,1993 and as supplemented by the Second Supplemental Indenture dated as of January 25, 2005, each between the Issuer and the Trustee.

“Issuance Date” means the date upon which the Policy is issued.

“Issuer” means Cascade Nautral Gas Corporation.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Material Subsidiary” means any Subsidiary with a Net Worth in excess of 20% of Consolidated Net Worth.

“MBIA” means MBIA Insurance Corporation, a New York stock insurance corporation.

“MBIA Commitment” means the Revised MBIA Insurance Corporation Commitment dated January 21, 2005, relating to the delivery of the Policy.

“Net Worth” means the total of the amounts shown on the balance sheet, determined in accordance with generally accepted accounting principles, as (i) the stated value of all outstanding common stock plus (ii) paid-in capital plus (iii) any accumulated other comprehensive income plus (iv) any retained earnings.

“Notes” means the $30,000,000 Cascade Natural Gas Corporation Insured Quarterly Notes (IQ NotesSM), Series 2005.

“Offering Document” means the Prospectus Supplement dated January 20, 2005, relating to the Notes.

“Person” means an individual, corporation, limited liability company, partnership, joint trust venture, trust or incorporated organization, or a government or any agency or political subdivision thereof.

“Policy” means any Financial Guaranty Insurance Policies issued by MBIA in connection with the Notes.

“Prime Rate” means for any date of determination, the rate of interest as it is publicly announced by Citibank, N.A. at its principal office in New York, New York as its prime lending rate for unsecured commercial loans within the United States (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.); provided, however, that if Citibank, N.A. ceases to announce a prime lending rate for unsecured commercial loans within the United States, then “Prime Rate” shall mean the average of the prime lending rates for unsecured commercial loans within the United States as announced by three leading commercial banks selected by MBIA from time-to-time.

“Property” means any and all property, whether real, personal tangible, intangible, or mixed, or other assets.

“Regulated Utility Company” means a corporation (or other entity) engaged in the transmission, distribution, or sale of natural gas, which is regulated, or subject to regulation, by an applicable agency, including a public service commission or public utility commission.

“Reimbursement Rate” means for any date of determination, the Prime Rate plus 2%.  The Reimbursement Rate shall be computed on the basis of a year of 365 days calculating the actual number of days elapsed.  In no event shall the Reimbursement Rate exceed the maximum rate permissible under any applicable law limiting interest rates.

“Related Documents” means the Notes, the Indenture, and any other transaction document or agreement contemplated by the Notes or this Agreement.

“Reorganization” means any reorganization of the Issuer or any consolidation, merger or transfer of a substantial portion of the assets of the Issuer.

“State” means the State of Washington.

“Subsidiary” means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly to indirectly, by the Issuer or by one or more of its Subsidiaries or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interest having ordinary voting power of which shall at the time be so owned or controlled by the Issuer.

“Total Capitalization” means Equity, preferred and/or preference stock and Debt of the Issuer, computed in accordance with GAAP.

“Trustee” means The Bank of New York.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE ISSUER

The Issuer represents and warrants to, and covenants with, MBIA that:

(a)                                  The Issuer is organized and is duly established and existing under the laws of the State.

(b)                                 The Issuer has the full power and authority (corporate and other) to execute and deliver this Agreement and to enter into the transactions contemplated by this Agreement and the Related Documents.  The execution and delivery of this Agreement and each of the Related Documents has been duly authorized by the Issuer, and all necessary approvals for the execution, delivery and performance by the Issuer of this Agreement and the Related Documents have been obtained.

(c)                                  The execution and delivery of this Agreement and each of the Related Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of or compliance with the terms and conditions of this Agreement and each Related Document by the Issuer do not conflict with or result in any material breach or violation of any of the terms, conditions or provisions of any applicable laws, including regulations, or any material agreement or instrument to which the Issuer is now a party or by which it is bound, or constitutes a default under any of the foregoing which default would materially and adversely affect the consummation of the transactions contemplated hereby and by the terms of the Related Documents.

(d)                                 This Agreement and each Related Document to which the Issuer is a party, when executed and delivered by the Issuer, assuming the due authorization, execution and delivery by the other parties thereto, constituted and will constitute the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (ii) general equitable principles, (iii) limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or (iv) public policy.

(e)                                  The Issuer shall provide or cause to be provided to MBIA prior to delivery of the Policy (i) conformed copies of this Agreement and the Related Documents and (ii) such opinions of legal counsel and certified resolutions of the Issuer evidencing necessary or appropriate corporate action by the Issuer, and other documents as may reasonably be requested by MBIA, including documents evidencing any required approvals of the transactions contemplated to be undertaken by the Issuer under this Agreement and the Related Documents.

(f)                                    The Issuer hereby makes to MBIA the same representations, warranties and the same covenants made by the Issuer, as are set forth in each of the Related Documents which representations, warranties and covenants, as well as the related defined terms contained therein, are incorporated herein by this reference with the same limitations imposed in such Related Document but with the same effect as if each and every such representation, warranty and covenant and defined term were set forth herein in its entirety.  Any amendment to such representations, warranties and covenants or defined terms in any of the Related Documents and any termination, defeasance, discharge or replacement of any of the Related Documents shall be effective to amend, terminate, replace or discharge such representations, warranties, covenants and defined terms of the specified documents if adopted in accordance with their respective requirements, but shall not be effective to amend this Agreement without the prior written consent of MBIA if such amendment, termination, replacement or discharge shall materially adversely affect the rights of MBIA hereunder.

(g)                                 The Issuer will deliver to MBIA:

(i)                                     the Issuer shall furnish to the Insurer (to the attention of the Surveillance Department) as soon as practicable after the filing thereof, a copy of each Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by the Issuer, a copy of any audited financial statements of the Issuer, and any other information reasonably requested, and during any Event of Default by the Issuer, upon receipt by the Issuer, of an accountant’s management letter, the Issuer will forward a copy of such management letter to MBIA;

(ii)                                  simultaneously with the delivery of financial statements referred to in clause (i) above, certificates of an Authorized Officer of the Issuer stating that (A) the Issuer is in compliance with the provisions of Article II of this Agreement and (B) after due inquiry there does not exist on the date of such certificate any event of default or event which with notice or lapse of time or both would constitute an Event of Default of which the Issuer is aware or, if any event of default does exist, stating that such event exists and setting forth the details thereof and the action that the Issuer is taking or proposes to take with respect thereto;

(h)                                 The Issuer agrees to permit MBIA, at MBIA’s expense, to examine and inspect, at any reasonable time, upon reasonable notice, the books of record and account of the Issuer relating to its transactions pursuant to the Indenture, and all other records relating to its transactions pursuant to the Indenture and the Notes.

(i)                                     The Issuer warrants that its obligations under this Agreement will remain obligations of a corporation engaged principally in the sale, distribution and/or transmission of natural gas, regulated by the Washington Utilities and Transportation Commission, the Public Utility Commission of Oregon or the utility regulatory body of any other state for so long as such operations and any gas utility companies operating within the State, the State of Oregon and any other state are generally subject to regulation.

(j)                                     Notwithstanding anything to the contrary in the Indenture or any other Related Document, the Issuer hereby agrees that it shall not consent to any acceleration of the Notes, other than redemptions under the Indenture, without the prior written consent of MBIA.

(k)                                  The Issuer agrees not to use MBIA’s name in any public document including, without limitation, a press release or presentation, announcement or forum without MBIA’s prior consent; provided however, such prohibition on the use of MBIA’s name shall not relate to the use of MBIA’s standard approved form of disclosure in public documents issued in connection with the current Notes to be issued in accordance with the terms of the MBIA Commitment; and provided further such prohibition shall not apply to the use of MBIA’s name in order to comply with public notice, public meetings or public reporting requirements.

(l)                                     The Issuer will not create, incur, assume or suffer to exist any lien upon or with respect to any of its real property, now owned or hereafter acquired, unless the Issuer’s obligations under the Indenture have the benefit of the lien on a parity basis.

(m)                               The Issuer will not merge with or into or consolidate with or into any other Person, except that the Issuer may merge with any other Regulated Utility Company, provided that, in each case, immediately after giving effect thereto, (i) no event shall occur and be continuing which constitutes an Event of Default, (ii) the Issuer shall not be liable with respect to any debt or allow its Property to be subject to any Lien which it could not become liable with respect to or allow its Property to become subject to under this Agreement on the date of such transaction and (iii) the Issuer’s Net Worth shall be equal to or greater than its Net Worth immediately prior to such merger.

(n)                                 The Issuer agrees that, in the event of a Reorganization, unless otherwise consented to by MBIA, the obligations of the Issuer under, and in respect of, the Notes,

the Indenture and this Agreement shall be assumed by, and shall become direct and primary obligations of, a Regulated Utility Company.

(o)                                 The Issuer will not sell or otherwise dispose of more than 10% of Assets calculated with reference to all Asset Sales made by the Issuer and any Material Subsidiaries during any twelve-month period.

(p)                                 The Issuer shall not enter into any agreement nor shall it consent to or participate in any arrangement pursuant to which Notes are tendered or purchased, other than as permitted by the Indenture, for any purpose other than the redemption and cancellation or legal defeasance of such Notes without the prior written consent of MBIA.

(q)                                 The Issuer will maintain a minimum ratio of Equity to Total Capitalization of 35%, tested as of the last day of each fiscal quarter.

(r)                                    The Issuer shall not amend any Related Documents without the prior written consent of MBIA.

(s)                                  The Issuer covenants that for so long as the Policy remains in effect it will not issue secured obligations or pledge utility assets to secure any existing obligation unless the Indenture is equally secured provided, however, that the foregoing restriction shall not apply to Debt secured by any of the following:

(i)                                     mortgages on any property existing at the time of acquisition thereof, including any subsequent repairs, alterations and improvements thereto;

(ii)                                  mortgages on property of a Person existing at the time such Person is merged into or consolidated with the Issuer, or at the time of a sale, lease or other disposition of the properties of such Person or a division thereof as an entirety or substantially as an entirety to the Issuer, provided that such mortgage as a result of such merger, consolidation, sale, lease or other disposition is not extended to property owned by the Issuer immediately prior thereto;

(iii)                               mortgages on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving such property, or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such mortgages are created or assumed contemporaneously with, or within 6 months after, such acquisition or completion of substantial repair or alteration, construction, development or substantial improvement or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 6 month period;

(iv)                              mortgages in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving the property subject to such mortgages; or

(v)                                 any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (iv), inclusive; provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by said clauses (i) to (iv), inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

ARTICLE III

AGREEMENT TO INDEMNIFY

Section 3.01.  Indemnification.  To the extent not prohibited by law, the Issuer shall indemnify MBIA against any and all liability, claims, loss, costs, damages, fees of attorneys and other expenses which MBIA may sustain or incur by reason of or in consequence of:

(a)                                  the failure of the Issuer to perform or comply with the covenants or conditions of this Agreement or any of the Related Documents;

(b)                                 enforcing any covenants, conditions or legal obligations with respect to the Notes or the transactions contemplated thereby, or under the Related Documents or this Agreement that are required to be complied with by the Issuer, the Trustee, or the Issuer;

(c)                                  any action, proceeding (administrative, regulatory or legal) or suit threatened or brought in connection with the Notes, the Related Documents, this Agreement or with respect to the Issuer’s rights or obligations under the Indenture, including all litigation or potential litigation, costs of defense and/or settlement by MBIA of any such threatened or pending action, proceeding, suit or judgment; or

(d)                                 recovering or attempting to recover losses or expenses paid or incurred in connection with the Notes, the Related Documents, the Policy, this Agreement or the transactions contemplated hereby and thereby.

The Issuer agrees to reimburse MBIA immediately and unconditionally upon demand, to the extent permitted by law, for all reasonable expenses, including attorneys’ fees and expenses, incurred by MBIA in connection with (i) the enforcement by MBIA of the Issuer’s obligations, or the preservation or defense of any rights of MBIA, under the Related Documents and any other document executed in connection with the issuance of the Notes and (ii) any consent, amendment, waiver or other action with respect to any Related Document, whether or not granted or approved, together with interest on all such expenses from and including the date incurred to the date of payment at the Reimbursement Rate.  In addition, MBIA reserves the right to charge a commercially reasonable fee in connection with its review of any such consent, amendment or waiver, whether or not granted or approved.

An itemized statement of costs incurred by MBIA for any of the purposes specified in this Article III shall, absent manifest error, be prima facie evidence of the liability of the Issuer and, if the Issuer fails to reimburse MBIA within 30 business days of receipt of such statement of payments, interest shall be computed on such amount from the date of the payment made by MBIA at the Reimbursement Rate.

Section 3.02.  Survival of Indemnity.  Anything to the contrary notwithstanding, this indemnity provision shall survive the termination of this Agreement and shall survive until the statute of limitations has run on any causes of action which arise from one of these reasons and until all suits filed as a result thereof have been finally concluded.

ARTICLE IV

PAYMENT, REIMBURSEMENT AND OTHER RIGHTS OF MBIA

Section 4.01.  Payment and Reimbursement Rights of MBIA.  The Issuer agrees to make the following payments to MBIA:

(a)                                  On or prior to the Issuance Date, the premium, as required to be paid pursuant to paragraph 1 of the MBIA Commitment.  Such premium shall be nonrefundable without regard to (i) whether MBIA makes any payment under the Policy, (ii) any other circumstances relating to the Notes or (iii) provision being made for payment of the Notes prior to maturity;

(b)                                 On or prior to the Issuance Date, the amount required to reimburse MBIA in full for its fees and expenses of outside counsel incurred in connection with the transactions contemplated by this Agreement and the Related Documents;

(c)                                  The reimbursement of all payments made by MBIA under the terms of the Policy or this Agreement;

(d)                                 Upon receipt, to PricewaterhouseCoopers, LLP, accountants to MBIA, the costs associated with the consent letter in the amount of $4,000.00 to be billed directly by PricewaterhouseCoopers LLP;

(e)                                  Upon receipt, to Kutak Rock LLP, special counsel to MBIA, the legal fees associated with this transaction;

(f)                                    All other amounts required to be paid to MBIA by the Issuer pursuant to the terms of this Agreement or in connection with the transactions contemplated by the Notes, the Related Documents, this Agreement, and the Policy upon written notice from MBIA of the amounts so owed;

(g)                                 Any and all reasonable charges, fees, costs and expenses which MBIA may pay or incur in connection with (i) the administration, enforcement, defense or preservation of any rights or security in this Agreement or any of the Related Documents, (ii) the pursuit of any remedies thereunder or otherwise afforded by law or equity, (iii) the violation by the Issuer of any law, rule or regulation, or any judgment, order or decree applicable to it in connection with, or affecting, this Agreement, any of the Related Documents or any of the obligations hereunder or thereunder or (iv) any litigation or other dispute in connection with this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby upon written notice from MBIA of the amounts so owed;

(h)                                 Any and all reasonable charges, fees, costs and expenses which MBIA may pay or incur in connection with any amendment, waiver or other action with respect thereto, or related thereto, whether or not executed or completed, upon the tenth day following receipt of written notice from MBIA of the amounts so owed; and

(i)                                     Interest on the amounts owed in clauses (a), (b), (c), (d), (e) (f), (g) or (h), of this Article IV

(i)                                     from the date of any payment due or paid as described in clauses (a), (b), (c),(d) or (e);

(ii)                                  from the date of receipt of written notice from MBIA, as provided in clauses (f) or (g); or

(iii)                               from the tenth day following receipt of written notice from MBIA, as provided in clause (h),

in each case at the Reimbursement Rate.  If the interest provisions of this clause (i) shall result in an effective rate of interest which, for any period, exceeds the limit of the usury or any other laws applicable to the indebtedness created herein, then all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied as additional interest for any later periods of time when amounts are outstanding hereunder to the extent that interest otherwise due hereunder for such periods plus such additional interest would not exceed the limit of the usury or such other laws, and any excess shall be applied upon principal immediately upon receipt of such moneys by MBIA, with the same force and effect as if the Issuer had specifically designated such extra sums to be so applied and MBIA had agreed to accept such extra payment(s) as additional interest for such later periods.  In no event shall any agreed-to or actual exaction as consideration for the indebtedness created herein exceed the limits imposed or provided by the law applicable to this transaction for the use or detention of money or for forbearance in seeking its collection.

Section 4.02.  Optional Deposits by MBIA.  MBIA shall at any time, and from time to time, with respect to a payment date on the Notes, have the option to deposit amounts with the Trustee for either of the following purposes: (i) to provide funds in respect of the payment of fees or expenses of any provider of services to the Trustee not otherwise paid by the Issuer or (ii) to provide monies with respect to any payment date on the Notes to the extent that without such provision of funds, a claim would be required to be made on the Policy.  Any such amounts provided by MBIA shall be reimbursable amounts as due hereunder.

ARTICLE V

SUBROGATION RIGHTS AND SECURITY OF MBIA

Section 5.01.  Subrogation Rights.  To the extent of payments made and expenses incurred by MBIA in connection with the Policy and this Agreement, MBIA shall be fully subrogated to the Noteholders rights under the Indenture to seek payment of amounts owed by the Issuer.  The Issuer acknowledges and agrees, that upon payment of a claim under the Policy, MBIA will be subrogated to the rights of the Noteholders.  The Issuer will at any time, and from time to time, at the request of MBIA execute any instrument, document or agreement, and take any other action, that MBIA may consider necessary or desirable to effect these rights of subrogation.

Section 5.02.  Security.  Subject to the security provisions of the Indenture, the Issuer agrees if, at any time the obligations of the Issuer under the Indenture become secured, that it will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all financing statements, if applicable, and all other further instruments as may be required by law or as shall reasonably be requested by MBIA for the assignment, grant and transfer to MBIA of all the Issuer’s right, title and interest in any collateral deposited with the Trustee to secure said obligations.  The Issuer agrees that it will from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any all financing statements, if applicable, and any further instruments as may be required by law or as shall reasonably be requested by MBIA for the maintenance of the security interest described under this Article V and for the preservation and protection of all rights of MBIA under this Article V.  The parties hereto agree that with the exception of the provisions of Article III, the covenants contained herein shall survive the payment of the Notes and the defeasance of the Indenture and shall be cancelled upon payment of all amounts due to the Insurer under this Agreement.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.  Events of Default Described.  The happening of any one or more of the following events shall constitute an “Event of Default” and, upon the occurrence of any such Event of Default, MBIA may exercise the remedies specified herein:

(a)                                  Failure by the Issuer to make any payment required by Article III or IV hereof;

(b)                                 The occurrence of events of bankruptcy, insolvency, reorganization, assignment or receivership relating to the Issuer, whether voluntary or involuntary including, without limitation, the commencement by the Issuer of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, consent by the Issuer to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any other corporate actions in furtherance of the foregoing;

(c)                                  Any representation of or warranty by the Issuer made in Article II (a), (b), (c) or (d) of this Agreement is untrue in any material respect when made;

(d)                                 Any representation of or warranty by the Issuer made in this Agreement, other than those in subparagraph (c) of this Section 6.01, or in the Related Documents is untrue in any material respect;

(e)                                  Except as otherwise provided in Section 6.01(a) above, the failure of the Issuer to observe or perform in any material respect any covenant, condition or provision of this Agreement, if such failure is not subject to cure or shall not have been remedied or cured within 30 days after the Issuer’s receipt of written notice thereof by MBIA;

(f)                                    The occurrence and continuation of an event of default under any of the Related Documents, if such event of default shall not have been cured or otherwise remedied within any related cure period set forth in the applicable Related Document;

(g)                                 Any acceleration, other than redemptions under the Indenture, of the Notes without the prior written consent of MBIA; or

(h)                                 Any material provision of this Agreement or the Related Documents to which the Issuer is a party shall at any time for any reason cease to be valid and binding, unless by their terms they cease to be valid and binding, on the Issuer or shall be declared to be null and void by a final, nonappealable order of a court having competent jurisdiction, or the validity or enforceability of any thereof shall be contested by the Issuer or any governmental agency or authority, or if the Issuer shall deny that it has any further liability or obligation under this Agreement or the Related Documents to which it is a party.

Section 6.02.  Remedies.  Whenever an Event of Default referred to in Section 6.01 hereof shall have happened and be continuing, MBIA may take any one or more of the following remedial steps:

(a)                                  Exercise its rights of subrogation pursuant to the Indenture;

(b)                                 Exercise any rights of subrogation it may have under the Policy;

(c)                                  Take whatever other action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due under this Agreement or to enforce performance and observance of any obligation, agreement or covenant of the Issuer under this Agreement or under any Related Document;

(d)                                 Demand immediate payment of any or all amounts due under this Agreement; or

(e)                                  Pursue any remedy it may have under any of the Related Documents or the Indenture.

Section 6.03.  No Remedy Exclusive.  Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under this Agreement or under any Related Document or existing at law or in equity.  No delay or omission to exercise any right or power accruing under this Agreement or under any Related Document upon the happening of any Event of Default set forth in Section 6.01 hereof shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle MBIA to exercise any remedy reserved to it in this Article VI, it shall not be necessary to give any notice, other than such notice as may be required in this Article VI.

ARTICLE VII

SETTLEMENT

MBIA shall have the exclusive right to decide and determine whether any claim, liability, suit or judgment made or brought on the Policy shall or shall not be paid, compromised, resisted, defended, tried or appealed, and MBIA’s decision thereon, if made in good faith, shall be final and binding upon the Issuer.

ARTICLE VIII

OBLIGATIONS OF THE ISSUER ABSOLUTE

The payment obligations of the Issuer hereunder are payable in accordance with the terms of the Indenture.  The obligations of the Issuer to make payments under this Agreement shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(a)                                  any lack of validity or enforceability of any of the Related Documents;

(b)                                 any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(c)                                  the existence of any claim, setoff, defense or other right which the Issuer may have at any time against the Trustee or any other person or entity other than MBIA, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(d)                                 any statement or any other document presented under or in connection with the Policy or the MBIA Commitment proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(e)                                  payment by MBIA under the Policy under circumstances which do not comply with the terms of the Policy, provided, however, that such payments shall not have resulted from negligence or willful misconduct on the part of MBIA.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01.  Amendments, Changes and Modifications.  This Agreement may be amended, changed, modified, altered or terminated only with the prior written approval of MBIA and the Issuer.

Section 9.02.  Governing Law.  This Agreement shall be construed in accordance with the substantive laws of the State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 9.03.  Notices.  All notices hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

MBIA:                                                           MBIA Insurance Corporation
113 King Street
Armonk, NY  10504
Attention:  Insured Portfolio Management–PCF
Telephone: (914) 273-4545
Facsimile:  (914) 765-3799

Issuer:                                                            Cascade Natural Gas Corporation

222 Fairview Avenue

Seattle, WA 98124

Attention:  Matt McArthur, Senior Director, Finance

Telephone:  (206) 381-6777

Facsimile: (206) 654-4025

Any party may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent

Section 9.04.  Third-party Beneficiary.  MBIA shall be deemed a third-party beneficiary of each of the Related Documents and entitled to enforce the terms thereof as if a signatory thereto.

Section 9.05.  Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 9.06.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute but one and the same instrument.

Section 9.07.  Primary Obligation.  Payment of amounts due by the Issuer under this Agreement is a primary obligation of the Issuer and such obligation is absolute and unconditional, irrespective of any illegality, invalidity or unenforceability of or defect in any provision of the Notes or of any obligations of the Issuer.

Section 9.08.  Further Assurances and Corrective Instruments.  To the extent permitted by law, the Issuer agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement.

Section 9.09.  No Rights Conferred on Others.  Nothing in this Agreement shall confer any right upon any person other than MBIA and the Issuer.

Section 9.10.  Term.  The term of this Agreement shall commence on the date hereof and shall end on the date the Notes and the interest thereon, and all amounts due and owing to MBIA under this Agreement and all Related Documents and pursuant to any rights of subrogation MBIA may have under this Agreement, the Policy, and the Indenture, are paid in full.

Section 9.11.  Payment Procedure.  All payments to be made to MBIA under this Agreement shall be made to MBIA in lawful currency of the United States of America in immediately available funds at the notice address for MBIA as set forth in this Agreement on the date when due.

Section 9.12.  Conflicting Provisions.  To the extent any provisions of the Indenture relating to the Notes conflict with the terms of this Agreement, the provisions of this Agreement shall control for purposes of determining the rights and obligations of the parties hereunder.  This agreement supercedes the terms of the MBIA Commitment.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Reimbursement and Indemnity Agreement to be executed in its respective name by its duly authorized officer, all as of the date first above written.

MBIA INSURANCE CORPORATION

By	/s/ Adam M. Carta
Title	Assistant Secretary

CASCADE NATURAL GAS
CORPORATION, as Issuer

By	/s/ J.D. Wessling
Title	Chief Financial Officer

Signature Page – Reimbursement and Indemnity Agreement

Cascade Natural Gas Corporation

5.25% Insured Quarterly Notes

Due February 1, 2035